Exhibit 99.1

Contact: Investor Relations SourceForge, Inc. (650) 694-2164 ir@corp.sourceforge.com

SOURCEFORGE APPOINTS MICHAEL SILECK
TO BOARD OF DIRECTORS

Sileck brings media and eCommerce finance background to SourceForge Board of Directors

MOUNTAIN VIEW, CA — June 15, 2009 — SourceForge, Inc. (Nasdaq: LNUX), the global online network for community-driven tech media and e-commerce, today announced that Michael Sileck has joined the company’s Board of Directors, effective June 10, 2009. Mr. Sileck brings over 24 years of experience in finance and media.

“Mike is a great addition to our team,” said Scott L. Kauffman, President, Chief Executive Officer and Director of SourceForge.  “His depth and range of experience in working with some of the media industry’s most innovative companies will serve us well.”

Mr. Sileck, age 49, was until December of last year the Chief Operating Officer of World Wrestling Entertainment, Inc., a public company providing global sports entertainment.  From June 2005 until February 2007, Mr. Sileck was Chief Financial Officer of World Wrestling Entertainment, Inc.  From March 2002 until March 2005, Mr. Sileck was Chief Financial Officer of Monster Worldwide, Inc., a public company provider of on-line job postings. Prior to March 2002, Mr. Sileck served in finance positions at USA Networks, Inc. (IAC/InterActive Corp.), Sinclair Broadcast Group, River City Broadcasting, Narragansett Television, L.P., and KTVY TV in Oklahoma City, Oklahoma.

Mr. Sileck has been a member of the board of directors of Unifi, Inc., a public company yarn manufacturer, since May 2009, a senior advisor to and a member of the board of directors of Beeing LLC, a privately-owned social networking start-up company, since January 2009, and a member of the board of directors of Switch and Data Facilities Company, a public company provider of internet exchange and co-location facilities, since January 2008.

“I am excited by the opportunity to join SourceForge, and look forward to working with the SourceForge team,” said Sileck. “I feel fortunate to be able to contribute to an organization that is a true innovator in online media.”

About SourceForge, Inc.

SourceForge’s media and e-commerce web sites connect millions of influential technology professionals and enthusiasts each day. Combining user-developed content and e-commerce, SourceForge is the global technology community’s nexus for information exchange, goods for geeks, and open source software distribution and services. SourceForge’s network of web sites serves 34 million unique visitors each month* and includes: SourceForge.net, Slashdot, ThinkGeek, fossfor.us and freshmeat.net. For more information or to view our media kit online, visit www.sourceforge.com. (*Source: Google Analytics and Omniture, May 2009.)

SourceForge, SourceForge.net, Slashdot, freshmeat, and ThinkGeek are registered trademarks of SourceForge, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

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